FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Vice Chairman and CFO (770) 612-2048

GENUINE PARTS COMPANY
DECLARES REGULAR QUARTERLY DIVIDEND
AND ANNOUNCES AGREEMENT TO PURCHASE THE
MIDWESTERN U.S. BUSINESS OF ACTIONEMCO

Atlanta, Georgia, August 18, 2008 — The Board of Directors of Genuine Parts Company
(NYSE: GPC) declared a regular quarterly cash dividend of thirty-nine cents ($.39) per share on the Company’s common stock.

The dividend is payable October 1, 2008 to shareholders of record September 5, 2008.

Genuine Parts Company also announced today that its Office Products Group, S.P. Richards Company, has signed a definitive agreement to purchase the midwestern U.S. business assets of ActionEmco. ActionEmco is a regional office products wholesale distributor and S.P. Richards Company is purchasing the portion of their dealer business serviced from their Grand Rapids, Michigan distribution center. The effective date of the transaction is planned for October 3, 2008, and the Company expects the purchase to generate annual revenues of approximately $50 million.

Thomas C. Gallagher, Chairman, President and Chief Executive Officer of Genuine Parts Company, stated, “Like S.P. Richards, ActionEmco has been actively involved in the office products industry for many years and both companies have shown considerable growth in their Midwest business over the years. We believe this combination is a very good fit for S.P. Richards, ActionEmco and our customers, and we look forward to further expansion as a combined entity.”

Forward Looking Statements

Some statements in this release, as well as in other materials we file with the Securities and Exchange Commission (“SEC”) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to our future operations, prospects, strategies, financial condition, economic

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our Form 10-Q, 10-K, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2007 revenues of $10.8 billion.